Exhibit 3.1

CERTIFICATE OF AMENDMENT OF

RESTATED CERTIFICATE OF INCORPORATION

OF G1 THERAPEUTICS, INC.

(Pursuant to Sections 228 and 242 of the

General Corporation Law of the State of Delaware)

It is hereby certified that:

1. The name of the corporation (hereinafter called the “Corporation”) is G1 Therapeutics, Inc. The date of the filing of its Certificate of Incorporation with the Secretary of State of the State of Delaware was May 19, 2008 under the name “G-Zero Therapeutics, Inc.” Thereafter a First Amended and Restated Certificate of Incorporation was filed with the Secretary of State of the State of Delaware on August 27, 2012; a Second Amended and Restated Certificate of Incorporation was filed with the Secretary of State of the State of Delaware on October 4, 2012; a Certificate of Amendment of Second Amended and Restated Certificate of Incorporation was filed with the Secretary of State of the State of Delaware on April 1, 2013; a Third Amended and Restated Certificate of Incorporation was filed with the Secretary of State of the State of Delaware on October 8, 2013; and a Fourth Amended and Restated Certificate of Incorporation was filed with the Secretary of State of the State of Delaware on February 3, 2015 (the “Existing Certificate”).

2. The Existing Certificate is hereby amended to change the capitalization of the Corporation by striking out Part A of Article IV in its entirety and by substituting in lieu thereof the following:

“Authorization of Stock. The total number of shares of all classes of stock which the Corporation shall have the authority to issue is (i) 53,500,000 shares of common stock, $0.0001 par value per share (the “Common Stock”) and (ii) 40,108,717 shares of preferred stock, $0.0001 par value per share, 2,112,025 of which shall be designated as Series 1 Preferred Stock (the “Series 1 Preferred Stock”), 14,996,692 of which shall be designated as Series A Preferred Stock (the “Series A Preferred Stock”), and 23,000,000 of which shall be designated as Series B Preferred Stock (the “Series B Preferred Stock” and together with the Series 1 Preferred Stock, and the Series A Preferred Stock, the “Preferred Stock”).”

The Existing Certificate is hereby further amended by striking out Section 5(b)(iii)(B) of Part B of Article IV in its entirety and by substituting in lieu thereof the following:

“shares of Common Stock (or Common Stock Equivalents convertible, exercisable or exchangeable for such shares of Common Stock) under the Corporation’s 2011 Equity Incentive Plan, as amended from time to time, or any stock option or equity incentive plan approved by the Board of Directors and pursuant to Section 7(a)(vi) of this Part B of this Article IV (the “Employee Securities”);”

The Existing Certificate is hereby further amended by striking out Article IV, Part B, Section 7(a)(vii) of Part B of Article IV in its entirety and by substituting in lieu thereof the following:

“issue any stock options, other than options or other convertible securities issued pursuant to the Corporation’s 2011 Equity Incentive Plan, as amended from time to time, or any other stock plan or equity incentive plan approved by the Board of Directors and pursuant to Section 7(a)(vi) of this Part B of this Article IV hereof;”

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3. The Amendment of the Existing Certificate herein certified has been duly adopted in accordance with the provisions of Sections 228 and 242 of the General Corporation Law of the State of Delaware.

EXECUTED, this 10th day of December, 2015.

G1 Therapeutics, Inc.

By:	/s/ Mark Velleca, M.D., Ph.D.
Mark Velleca, M.D., Ph.D.
President and Chief Executive Officer

FOURTH AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

G1 THERAPEUTICS, INC.

(Pursuant to Sections 242 and 245 of the General Corporation Law of the State of Delaware)

G1 Therapeutics, Inc., a corporation organized and existing under and by virtue of the provisions of the General Corporation Law of the State of Delaware (the “General Corporation Law”),

DOES HEREBY CERTIFY:

1. The corporation’s original Certificate of Incorporation was filed with the Secretary of State of Delaware on May 19, 2008 under the name “G-Zero Therapeutics, Inc.”, as amended by that certain First Amended and Restated Certificate of Incorporation filed with the Secretary of State of Delaware on August 27, 2012, that certain Second Amended and Restated Certificate of Incorporation filed with the Secretary of State of Delaware on October 4, 2012, that certain Certificate of Amendment of Second Amended and Restated Certificate of Incorporation filed with the Secretary of State of Delaware on April 1, 2013, and that Third Amended and Restated Certificate of Incorporation filed with the Secretary of State of Delaware on October 8, 2013 (the “Existing Certificate”).

2. This Fourth Amended and Restated Certificate of Incorporation amends and restates the corporation’s Existing Certificate as heretofore amended or supplemented and has been duly adopted in accordance with the provisions of Sections 228, 242 and 245 of the General Corporation Law by the Corporation’s directors and stockholders.

RESOLVED, that the Existing Certificate as heretofore amended or supplemented be amended and restated in its entirety to read as follows:

ARTICLE I

The name of the corporation is G1 Therapeutics, Inc. (the “Corporation”).

ARTICLE II

The address of the Corporation’s registered office in the State of Delaware is 3500 South Dupont Highway, in the City of Dover, Kent County, Delaware 19901. The name of its registered agent at such address is Incorporating Services, Ltd.

ARTICLE III

The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of Delaware.

ARTICLE IV

A. Authorization of Stock. The total number of shares of all classes of stock which the Corporation shall have the authority to issue is (i) 52,000,000 shares of common stock, $0.0001 par value per share (the “Common Stock”) and (ii) 39,908,717 shares of preferred stock, $0.0001 par value per share, 2,112,025 of which shall be designated as Series 1 Preferred Stock (the “Series 1 Preferred Stock”), 14,996,692 of which shall be designated as Series A Preferred Stock (the “Series A Preferred Stock”), and 22,800,000 of which shall be designated as Series B Preferred Stock (the “Series B Preferred Stock” and together with the Series 1 Preferred Stock, and the Series A Preferred Stock, the “Preferred Stock”).

B. Preferred Stock. The Preferred Stock shall have the following rights, preferences, powers, privileges and restrictions, qualifications and limitations. Unless otherwise indicated herein, references to “Sections” or “Subsections” in this Part B of this Article IV shall refer only to sections and subsections of this Part B of this Article IV.

1. Dividends and Distributions.

(a) Accruing Dividend. From and after the date of the issuance of any shares of Series A Preferred Stock, dividends at the rate per annum of five percent (5%) of the Series A Original Issue Price (as defined below) shall accrue on such shares of Series A Preferred Stock (subject to appropriate adjustment in the event of any stock dividend, stock split, combination or other similar recapitalization with respect to the Series A Preferred Stock) (the “Series A Accruing Dividends”). From and after the date of the issuance of any shares of Series B Preferred Stock, dividends at the rate per annum of five percent (5%) of the Series B Original Issue Price (as defined below) shall accrue on such shares of Series B Preferred Stock (subject to appropriate adjustment in the event of any stock dividend, stock split, combination or other similar recapitalization with respect to the Series B Preferred Stock) (the “Series B Accruing Dividends”, and together, with the Series A Accruing Dividends, the “Accruing Dividends”). The Accruing Dividends shall accrue from day to day, whether or not declared, and shall be cumulative but not compounding; provided, however, that except as set forth in the following sentence of this Section 1(a) and in Section 2 and Section 3, such Accruing Dividends shall be payable only when, as, and if declared by the Board of Directors and the Corporation shall be under no obligation to pay such Accruing Dividends. The Corporation shall not declare, pay or set aside any dividends on shares of any other class or series of capital stock of the Corporation (other than dividends on shares of Common Stock payable in shares of Common Stock) unless (in addition to the obtaining of any consents required elsewhere in the Certificate of Incorporation) the holders of the Series B Preferred Stock and Series A Preferred Stock then outstanding shall first receive, or simultaneously receive, a dividend on each outstanding share of Series B Preferred Stock and Series A Preferred Stock in an amount equal to the amount of the aggregate Accruing Dividends then accrued on such share of Series B Preferred Stock or Series A Preferred Stock , as applicable, and not previously paid. The “Series B Original Issue Price” shall mean $1.4507 per share, subject to appropriate adjustment in the event of any stock dividend, stock split, combination or other similar recapitalization with respect to the Series B Preferred Stock. The “Series A Original Issue Price” shall mean $0.84 per share, subject to appropriate adjustment in the event of any stock dividend, stock split, combination or other similar recapitalization with respect to the Series A Preferred Stock.

(b) Additional Dividends. After payment in full of the Accruing Dividend set forth in Section 1(a) above, any additional dividends declared shall be distributed among all holders of Preferred Stock and Common Stock in proportion to the number of shares of Common Stock that would be held by each such holder if all shares of Preferred Stock were converted to Common Stock.

(c) Special Distribution. In the event of a Qualified Transaction (as defined below), the holders of (i) a majority of the then outstanding Preferred Stock (voting as a single class and on an as-converted basis) and (ii) at least sixty percent (60%) of the then outstanding shares of Series B Preferred Stock may elect, by written notice sent to the Corporation at least five days prior to the effective date of any such Qualified Transaction (a “Special Distribution Notice”), to have all or a portion of the Upfront Cash Proceeds (as defined below) received by the Corporation as consideration in such Qualified Transaction, and lawfully available for distribution to the stockholders, distributed to the holders of capital stock of the Corporation as a special distribution. In the event that a Special Distribution Notice is not sent to the Corporation at least five days prior to the effective date of any such Qualified Transaction, then none of the proceeds from such Qualified Transaction shall be distributed to the holders of capital stock of the Corporation pursuant to this Section 1(c). Any amounts elected to be distributed to the holders of capital stock of the Corporation pursuant to this Section 1(e) shall be referred to herein as a “Special Distribution” and shall be distributed to the stockholders within thirty (30) days after such proceeds are received by the Corporation, with any proceeds subject to an escrow arrangement being treated as being received upon the Corporation’s actual receipt of the proceeds upon their release from escrow. Each Special Distribution shall be allocated among the holders of capital stock of the Corporation in accordance with Sections 2(a), 2(b), 2(c) and 2(d) below as if the Qualified Transaction was a Liquidation Event (as defined below) and taking into account any prior payments of Special Distributions to the holders of capital stock of the Corporation pursuant to this Section 1(c). The Corporation shall give each holder of record of Preferred Stock written notice of any impending Qualified Transaction not less than twenty (20) days prior to the closing of such transaction. A “Qualified Transaction” shall mean a transaction that does not qualify as a Liquidation Event and pursuant to which the Corporation sells, or grants to one or more third parties a license or other rights, or an option to acquire, license or obtain other rights to, assets of the Corporation or its affiliates for which the Corporation or any of its affiliates receives Upfront Cash Proceeds of at least $15,000,000. “Upfront Cash Proceeds” shall mean any cash consideration that is not subject to any contingency (other than standard closing conditions or an escrow arrangement) and shall include the proceeds from the sale of any Corporation capital stock but shall exclude any cash payments that are directed to any specific bona fide research and development plan or activities. Any requirement or obligation under this Section 1(c) may be waived by the written consent of the holders of (i) a majority of the then outstanding Preferred Stock (voting as a single class and on an as-converted basis) and (ii) at least sixty percent (60%) of the then outstanding shares of Series B Preferred Stock.

(d) Series I Dividend Rights. If, after the date hereof, the Corporation creates any series or class of capital stock other than the Series A Preferred Stock or Series B Preferred Stock that is entitled to receive cumulative dividends, the holders of Series 1 Preferred Stock shall be entitled to receive cumulative dividends on the same terms as such newly created series or class of capital stock (the “Series 1 Cumulative Dividends”), which dividends shall accrue from and after the date of the issuance of any shares of such newly created series or class of capital stock. If the holders of the Series 1 Preferred Stock become entitled to receive cumulative dividends pursuant to this Section 1(d), the Corporation shall not declare, pay or set aside any dividends on shares of the Common Stock or any other class or series of capital stock of the Corporation ranking junior to the Series 1 Preferred Stock (other than dividends on shares of Common Stock payable in shares of Common Stock) unless (in addition to the obtaining of any consents required elsewhere in the Certificate of Incorporation) the holders of the Series 1 Preferred Stock then outstanding shall first receive, or simultaneously receive, a dividend on each outstanding share of Series 1 Preferred Stock in an amount equal to the amount of the aggregate Series I Cumulative Dividends then accrued on such share of Series 1 Preferred Stock and not previously paid. Notwithstanding the foregoing, the rights of the holders of Series 1 Preferred Stock to receive cumulative dividends pursuant to this Section 1(d) shall only arise in connection with the first such series or class of capital stock created by the Corporation after the date hereof that is entitled to receive cumulative dividends, and shall not be altered or adjusted as the result of the creation of any additional series or class of capital stock thereafter.

2. Liquidation Preference.

(a) Series B Liquidation Preference Amount. Upon the consummation of any Liquidation Event, the holders of the Series B Preferred Stock then outstanding shall be entitled to receive, out of the assets of the Corporation available for distribution to its stockholders, an amount for each such share of Series B Preferred Stock equal to (A) the Series B Original Issue Price, plus (B) any accrued but unpaid dividends thereon, whether or not declared, together with any other dividends declared but unpaid thereon, minus (C) any amounts received with respect to such share of Series B Preferred Stock pursuant to any Special Distribution, prior and in preference to any distribution to be made to holders of Series A Preferred Stock, Series 1 Preferred Stock, Common Stock or any other class of capital stock of the Corporation ranking junior to the Series B Preferred Stock (the “Series B Liquidation Preference Amount”). Notwithstanding the foregoing, in no event shall the Series B Liquidation Preference Amount be a negative amount as a result of Special Distributions. If the Corporation has insufficient assets to permit payment of such amounts in full to the holders of Series B Preferred Stock, the assets of the Corporation will be distributed to such holders pro rata in proportion to the amounts to which each such holder would otherwise be entitled.

(b) Series A Liquidation Preference Amount. Upon the consummation of any Liquidation Event and after the payment to the holders of Series B Preferred Stock of the full preferential amounts specified in. Section 2(a), the holders of the Series A Preferred Stock then outstanding shall be entitled to receive, out of the assets of the Corporation available for distribution to its stockholders, an amount for each such share of Series A Preferred Stock equal to (A) the Series A Original Issue Price, plus (B) any accrued but unpaid dividends thereon, whether or not declared, together with any other dividends declared but unpaid thereon, minus (C) any amounts received with respect to such share of Series A Preferred Stock pursuant to any Special Distribution, prior and in preference to any distribution to be made to holders of Series 1 Preferred Stock, Common Stock or any other class of capital stock of the Corporation ranking junior to the Series A Preferred Stock (the “Series A Liquidation Preference Amount”). Notwithstanding the foregoing, in no event shall the Series A Liquidation Preference Amount be a negative amount as a result of Special Distributions. If the Corporation has insufficient assets to permit payment of such amounts in full to the holders of Series A Preferred Stock, the assets of the Corporation will be distributed to such holders pro rata in proportion to the amounts to which each such holder would otherwise be entitled.

(c) Series I Liquidation Preference Amount. Upon the consummation of any Liquidation Event and after the payment to the holders of Series B Preferred Stock of the full preferential amounts specified in Section 2(a) and the payment to the holders of Series A Preferred Stock of the full preferential amounts specified in Section 2(b), the holders of the Series 1 Preferred Stock then outstanding shall be entitled to receive, out of the assets of the Corporation available for distribution to its stockholders, an amount for each such share of Series 1 Preferred Stock equal to (A) the Series 1 Original Issue Price, plus (B) any accrued but unpaid dividends thereon, whether or not declared, together with any other dividends declared but unpaid thereon, minus (C) any amounts received with respect to such share of Series 1 Preferred Stock pursuant to a Special Distribution, prior and in preference to any distribution to be made to holders of Common Stock or any other class of capital stock of the Corporation ranking junior to the Series 1 Preferred Stock (the “Series 1 Liquidation Preference Amount”). The “Series 1 Original Issue Price” shall mean $0.455 per share, subject to appropriate adjustment in the event of any stock dividend, stock split, combination or other similar recapitalization with respect to the Series 1 Preferred Stock. Notwithstanding the foregoing, in no event shall the Series 1 Liquidation Preference Amount be a negative amount as a result of Special Distributions. If the Corporation has insufficient assets to permit payment of such amounts in full to the holders of Series 1 Preferred Stock, the assets of the Corporation will be distributed to such holders pro rata in proportion to the amounts to which each such holder would otherwise be entitled.

(d) Distribution of Remaining Assets. Upon the consummation of any Liquidation Event and after the distribution of the Series B Liquidation Preference Amount in full, the Series A Liquidation Preference Amount in full and the Series 1 Liquidation Preference Amount in full, the remaining assets of the Corporation available for distribution to stockholders shall be distributed among the holders of the Preferred Stock and the Common Stock pro rata based on the number of shares of Common Stock held by such holders (assuming full conversion of all shares of Preferred Stock).

(e) Liquidation Events. For purposes hereof, a “Liquidation Event” is:

(i) A voluntary or involuntary liquidation, dissolution or winding up of the Corporation;

(ii) Unless the holders of (i) a majority of the then outstanding Preferred Stock (voting as a single class and on an as-converted basis) and (ii) at least sixty percent (60%) of the then outstanding shares of Series B Preferred Stock elect otherwise by written notice sent to the Corporation at least five days prior to the effective date of any such event, the acquisition of the Corporation by another entity, person, or group of affiliated persons or entities by means of any transaction or series of related transactions (including, without limitation, any stock acquisition, reorganization, merger or consolidation), other than a transaction or series of transactions in which the holders of the voting securities of the Corporation outstanding immediately prior to such transaction or series of transactions continue to retain, in substantially the same proportion of ownership as prior to the transaction (either by such voting securities remaining outstanding or by such voting securities being converted into securities of the surviving entity), at least a majority of the total voting power represented by the voting securities and a majority of the equity interests of the Corporation or such surviving entity outstanding immediately after such transaction or series of transactions, provided that the foregoing shall not include any transaction or series of related transactions principally undertaken for bona fide equity financing purposes in which cash is received by the Corporation or indebtedness of the Corporation is cancelled or converted, or a combination thereof; and

(iii) Unless the holders of (i) a majority of the then outstanding Preferred Stock (voting as a single class and on an as-converted basis) and (ii) at least sixty percent (60%) of the then outstanding shares of Series B Preferred Stock elect otherwise by written notice sent to the Corporation at least five days prior to the effective date of any such event, the sale, lease, transfer, exclusive license, conveyance or other disposition, in a single transaction or series of related transactions, by the Corporation or any subsidiary of the Corporation, of all or substantially all of the assets or all or substantially all of the intellectual property of the Corporation and its subsidiaries taken as a whole, or the sale or disposition (whether by merger or otherwise) of one or more subsidiaries of the Corporation if substantially all of the assets or intellectual property of the Corporation and its subsidiaries taken as a whole are held by such subsidiary or subsidiaries, except in each case where such sale, lease, transfer, exclusive license, conveyance or other disposition is to a wholly owned subsidiary of the Corporation.

(f) Noncompliance. In the event the requirements of this Section 2 are not complied with in respect of any Liquidation Event, the Corporation shall forthwith either (i) cause the closing of such Liquidation Event to be postponed until such time as the requirements of this Section 2 have been complied with, or (ii) cancel such transaction, in which event the rights, preferences and privileges of the holders of Preferred Stock shall revert to and be the same as such rights, preferences and privileges existing immediately prior to the date of the first notice referred to in Section 2(g).

(g) Notice. The Corporation shall give each holder of record of Preferred Stock written notice of any impending Liquidation Event not later than 20 days prior to the stockholders’ meeting called to approve such transaction, or 20 days prior to the closing of such transaction, whichever is earlier, and shall also notify such holders in writing of the final approval of such transaction. The first of such notices shall describe the material terms and conditions of the impending transaction and the provisions of this Section 2, and the Corporation shall thereafter give such holders prompt notice of any material changes. The transaction shall in no event take place sooner than 20 days after the Corporation has given the first notice provided for herein or sooner than 10 days after the Corporation has given notice of any material changes provided for herein.

(h) Valuation of Assets in Liquidation Event. In any Liquidation Event, if assets received by the Corporation or its stockholders are other than cash, the value of such assets will be their fair market value, determined as follows:

(i) if the assets consist of securities traded on a securities exchange, the value shall be deemed to be the average of the closing prices of the securities on such exchange over the 30-day period ending three business days prior to the closing of the Liquidation Event;

(ii) if the assets consist of securities actively traded over-the-counter, the value shall be deemed to be the average of the mean of the closing bid and asked prices over the 30-day period ending three business days prior to the closing of the:: Liquidation Event; and

(iii) if there is no active public market for the assets, the fair market value shall be as determined by the Board of Directors.

(i) Escrowed or Contingent Amounts. Notwithstanding the above, for purposes of determining the amount each holder of Preferred Stock is entitled to receive in a Liquidation Event, if any portion of the consideration is placed into escrow and/or is subject to contingencies, the Corporation shall cause the merger agreement, purchase agreement, or other agreement governing such Liquidation Event to provide, and the stockholders of the Corporation shall take such actions reasonably requested by the Board of Directors to provide, that (i) the portion of such consideration that is not placed into escrow and not subject to any contingencies (the “Initial Consideration”) shall be allocated among the holders of capital stock of the Corporation in accordance with Sections 2(a), 2(b), 2(c) and 2(d) as if the Initial Consideration were the only consideration payable in connection with such Liquidation Event, and (ii) any additional consideration which becomes payable upon release from escrow or satisfaction of contingencies shall be allocated among the holders of capital stock of the Corporation in accordance with Sections 2(a), 2(b), 2(c) and 2(d) above after taking into account the previous payment of the Initial Consideration and any prior payments of additional consideration as part of the same transaction.

3. Redemption.

(a) Series B Redemption. At any time on or after the sixth anniversary of the date hereof, the holders of at least sixty percent (60%) of the then outstanding shares of Series B Preferred Stock may require, by delivery of written notice to the Corporation and all holders of Series B Preferred Stock (the “Series B Redemption Notice”), that the Corporation redeem and purchase all of the outstanding shares of Series B Preferred Stock out of funds lawfully available therefor at a price equal to the greater of: (i) the Series B Liquidation Preference Amount in effect on the date such redemption occurs; and (ii) the Fair Market Value of the shares of Series B Preferred Stock to be redeemed (the “Series B Redemption Price”). For purposes of this Section 3(a), the Fair Market Value of a single share of Series B Preferred Stock shall be the value of a single share of Series A Preferred Stock as mutually agreed upon by the Corporation and the holders of at least sixty percent (60%) of the then outstanding shares of Series B Preferred Stock then outstanding, and, in the event that they are unable to reach agreement, by a third-party appraiser agreed to by the Corporation and the holders of at least sixty percent (60%) of the shares of Series B Preferred Stock then outstanding.

(b) Series A Redemption. At any time after all outstanding shares of Series B Preferred Stock have been redeemed pursuant to Section 3(a), the holders of at least sixty-five percent (65%) of the then outstanding shares of Series A Preferred Stock may require, by delivery of written notice to the Corporation and all holders of Series A Preferred Stock (the “Series A Redemption Notice”), that the Corporation redeem and purchase all of the outstanding shares of Series A Preferred Stock out of funds lawfully available therefor at a price equal to the greater of: (i) the Series A Liquidation Preference Amount in effect on the date such redemption occurs; and (ii) the Fair Market Value of the shares of Series A Preferred Stock to be redeemed (the “Series A Redemption Price”). For purposes of this Section 3(b), the Fair Market Value of a single share of Series A Preferred Stock shall be the value of a single share of Series A Preferred Stock as mutually agreed upon by the Corporation and the holders of at least sixty-five percent (65%) of the shares of Series A Preferred Stock then outstanding, and, in the event that they are unable to reach agreement, by a third-party appraiser agreed to by the Corporation and the holders of at least sixty-five percent (65%) of the shares of Series A Preferred Stock then outstanding.

(c) Series 1 Redemption. At any time after all outstanding shares of Series A Preferred Stock have been redeemed pursuant to Section 3(b), the holders of a majority of the then outstanding shares of Series 1 Preferred Stock may require, by delivery of written notice to the Corporation and all holders of Series 1 Preferred Stock (the “Series 1 Redemption Notice”), that the Corporation redeem and purchase all of the outstanding shares of Series 1 Preferred Stock out of funds lawfully available therefor at a price equal to the greater of: (i) the Series 1 Liquidation Preference Amount in effect on the date such redemption occurs; and (ii) the Fair Market Value of the shares of Series 1 Preferred Stock to be redeemed (the “Series 1 Redemption Price”). For purposes of this Section 3(c), the Fair Market Value of a single share of Series 1 Preferred Stock shall be the value of a single share of Series 1 Preferred Stock as mutually agreed upon by the Corporation and the holders of a majority of the shares of Series 1 Preferred Stock then outstanding, and, in the event that they are unable to reach agreement, by a third-party appraiser agreed to by the Corporation and the holders of a majority of the shares of Series 1 Preferred Stock then outstanding. Each of the Series B Redemption Notice, the Series A Redemption Notice and the Series 1 Redemption Notice is referred to herein as a “Redemption Notice”, and each of the Series B Redemption Price, the Series A Redemption Price and the Series 1 Redemption Price is referred to herein as a “Redemption Price”.

(d) Installments. The redemption of any series of Preferred Stock shall occur in three equal installments, with the first such installment occurring within 90 days of delivery of the applicable Redemption Notice on a date agreed to by the Corporation and (i) in the case of the Series B Preferred Stock, the holders of at least sixty percent (60%) of the then outstanding shares of Series B Preferred Stock, (ii) in the case of the Series A Preferred Stock, the holders of at least sixty-five percent (65%) of the then outstanding shares of Series A Preferred Stock or (iii) in the case of the Series 1 Preferred Stock, the holders of a majority of the then outstanding shares of Series 1 Preferred Stock. On such date and on each of the two successive annual anniversaries of the applicable Redemption Notice dates thereafter (each, a “Redemption Date”), the Corporation shall redeem and purchase from the holders of the applicable series of Preferred Stock, pro rata in accordance with their respective shares of such series of Preferred Stock, one-third of the outstanding shares of such series of Preferred Stock (with any remaining outstanding shares being acquired in the final installment). If the

Corporation does not have sufficient funds legally available to redeem on the Redemption Date all shares of the applicable series of Preferred Stock to be redeemed thereon, the Corporation shall redeem a pro rata portion of each holder’s redeemable shares of such series of Preferred Stock out of funds legally available therefor, based on the respective amounts which would otherwise be payable in respect of the shares to be redeemed if the legally available funds were sufficient to redeem all such shares, and shall redeem the remaining shares to have been redeemed as soon as practicable after the Corporation has funds legally available therefor. For purposes of clarity, with respect to any Preferred Stock that has not yet been redeemed, such stock shall continue to have the rights, benefits and privileges associated with such series of Preferred Stock contemplated herein.

(e) Surrender of Certificates; Payment. Prior to any Redemption Date, a holder of Preferred Stock may elect to convert its shares of Preferred Stock scheduled to be redeemed on such date into Common Stock in accordance with the terms hereof, after which such Common Stock shall not be redeemable under this Section 3. Otherwise, on or before each Redemption Date, each holder of shares of Preferred Stock to be redeemed on such date shall surrender the certificate or certificates representing such shares (or, if such registered holder alleges that such certificate has been lost, stolen or destroyed, a lost certificate affidavit with respect to such certificate) to the Corporation in exchange for payment in full of the applicable Redemption Price for such shares. If all of the shares of Preferred Stock represented by a certificate are not redeemed, a new certificate representing the unredeemed shares of Preferred Stock shall promptly be issued to such holder.

(f) Redeemed or Otherwise Acquired Shares. Any shares of Preferred Stock that are redeemed or otherwise acquired by the Corporation or any of its subsidiaries shall be automatically and immediately canceled and retired and shall not be reissued, sold or transferred. Neither the Corporation nor any of its subsidiaries may exercise any voting or other rights granted to the holders of Preferred Stock following redemption.

4. Conversion. The Preferred Stock may convert into Common Stock in accordance with the following:

(a) Optional Conversion.

(i) Each holder of a share of Series B Preferred Stock shall have the right (the “Series B Conversion Right”) to convert, at its option, at any time after the earlier to occur of the Second Closing or the Second Tranche Deadline (each as defined in the Stock Purchase Agreement (as defined below)) or the waiver of the Second Closing or Second Tranche Deadline by the holders of at least sixty percent (60%) of the then outstanding shares of Series B Preferred Stock, at the office of the Corporation or any transfer agent for such stock, into a number of fully paid and non-assessable shares of Common Stock determined by dividing the Series B Original Issue Price by the Series B Conversion Price in effect on the date the certificate is surrendered for conversion (such rate, the “Series B Conversion Rate”), determined as hereafter provided. The “Series B Conversion Price” initially shall equal $1.4507 and shall be adjusted from time to time in accordance with Section 5. Before any holder of Series B Preferred Stock shall be entitled to voluntarily convert the same into shares of Common Stock, such holder shall surrender the certificate or certificates therefor (or, if any such certificate has been lost, stolen or destroyed, a lost certificate affidavit with respect thereto), duly endorsed, at the office of the Corporation or any transfer agent for the Series B Preferred Stock, and shall give written notice to the Corporation (a “Series B Conversion Exercise Notice”) at its principal corporate office, of the election to convert the same and shall state therein the name or names in which the certificate or certificates for shares of Common Stock are to be issued. If so required by the Corporation, certificates surrendered for conversion shall be accompanied by written instrument or instruments of transfer, in form reasonably satisfactory to the Corporation, duly executed by the registered holder or by such holder’s attorney duly authorized in writing.

(ii) Each holder of a share of Series A Preferred Stock shall have the right (the “Series A Conversion Right”) to convert, at its option, at any time after the date of issuance of such share, at the office of the Corporation or any transfer agent for such stock, into a number of fully paid and non-assessable shares of Common Stock determined by dividing the Series A Original Issue Price by the Series A Conversion Price in effect on the date the certificate is surrendered for conversion (such rate, the “Series A Conversion Rate”), determined as hereafter provided. The “Series A Conversion Price” initially shall equal $0.84 and shall be adjusted from time to time in accordance with Section 5. Before any holder of Series A Preferred Stock shall be entitled to voluntarily convert the same into shares of Common Stock, such holder shall surrender the certificate or certificates therefor (or, if any such certificate has been lost, stolen or destroyed, a lost certificate affidavit with respect thereto), duly endorsed, at the office of the Corporation or any transfer agent for the Series A Preferred Stock, and shall give written notice to the Corporation (a “Series A Conversion Exercise Notice”) at its principal corporate office, of the election to convert the same and shall state therein the name or names in which the certificate or certificates for shares of Common Stock are to be issued. If so required by the Corporation, certificates surrendered for conversion shall be accompanied by written instrument or instruments of transfer, in form reasonably satisfactory to the Corporation, duly executed by the registered holder or by such holder’s attorney duly authorized in writing.

(iii) Each holder of a share of Series 1 Preferred Stock shall have the right (the “Series 1 Conversion Right” and together with the Series B Conversion Right and the Series A Conversion Right, the “Conversion Rights”) to convert, at its option, at any time after the date of issuance of such share, at the office of the Corporation or any transfer agent for such stock, into a number of fully paid and non-assessable shares of Common Stock determined by dividing the Series 1 Original Issue Price by the Series 1 Conversion Price in effect on the date the certificate is surrendered for conversion (such rate, the “Series 1 Conversion Rate”), determined as hereafter provided. The “Series 1 Conversion Price” initially shall equal $0.455 and shall be adjusted from time to time in accordance with Section 5. Before any holder of Series 1 Preferred Stock shall be entitled to voluntarily convert the same into shares of Common Stock, such holder shall surrender the certificate or certificates therefor (or, if any such certificate has been lost, stolen or destroyed, a lost certificate affidavit with respect thereto), duly endorsed, at the office of the Corporation or any transfer agent for the Series I Preferred Stock, and shall give written notice to the Corporation (a “Series 1

Conversion Exercise Notice”) at its principal corporate office, of the election to convert the same and shall state therein the name or names in which the certificate or certificates for shares of Common Stock are to be issued. If so required by the Corporation, certificates surrendered for conversion shall be accompanied by written instrument or instruments of transfer, in faun reasonably satisfactory to the Corporation, duly executed by the registered holder or by such holder’s attorney duly authorized in writing. Each of the Series B Conversion Rate, the Series A Conversion Rate and the Series 1 Conversion Rate is referred to herein as a “Conversion Rate”, each of the Series B Conversion Price, the Series A Conversion Price and the Series 1 Conversion Price is referred to herein as a “Conversion Price”, and each of the Series B Conversion Exercise Notice, the Series A Conversion Exercise Notice and the Series 1 Conversion Exercise Notice is referred to herein as a “Conversion Exercise Notice”.

(b) Mandatory Conversion. Each share of Preferred Stock shall convert automatically into shares of Common Stock at the then current Conversion Rate at the time (the “Mandatory Conversion Time”) of the earlier of the following to occur:

(i) The closing of the Corporation’s sale of its Common Stock in a firm commitment underwritten public offering pursuant to an effective registration statement under the Securities Act of 1933, as amended, the public offering price per share of which is not less than two times the Series B Original Issue Price (as adjusted for any stock splits, stock dividends, combinations, subdivisions, recapitalizations or the like) and which results in aggregate cash proceeds to the Corporation of not less than $40,000,000 (a “Qualified Public Offering”); and

(ii) The date specified by a written consent of the holders of (i) a majority of the then outstanding Preferred Stock (voting as a single class and on an as-converted basis) and (ii) at least sixty percent (60%) of the then outstanding shares of Series B Preferred Stock

The Corporation shall give the holders of record of shares of Preferred Stock prompt written notice of the occurrence of either of the foregoing events, which notice shall include the Mandatory Conversion Time for the Preferred Stock and the place designated for the mandatory conversion thereof. Such notice need not be sent in advance of the occurrence of the Mandatory Conversion Time. Upon receipt of such notice, each holder of shares of Preferred Stock shall surrender such holder’s certificate or certificates for all such shares (or, if any such certificate has been lost, stolen or destroyed, a lost certificate affidavit with respect thereto), duly endorsed, at. the place designated in such notice. If so required by the Corporation, certificates surrendered for conversion shall be accompanied by written instrument or instruments of transfer, in form reasonably satisfactory to the Corporation, duly executed by the registered holder or by such holder’s attorney duly authorized in writing.

(c) Issuances and Payment Upon Conversion. The Corporation shall, as soon as practicable following its receipt of a Conversion Exercise Notice or the occurrence of the Mandatory Conversion Time with respect to a holder of Preferred Stock, and its receipt of the certificates (or lost certificate affidavits) representing the shares of Preferred Stock to be converted in connection therewith, (i) issue and deliver to each applicable holder of Preferred

Stock, or to the nominee or nominees of such holder, a certificate or certificates for the number of shares of Common Stock to which such holder is entitled and (ii) pay such holder in cash such amount as provided in Section 4(d) in lieu of any fraction of a share of Common Stock otherwise issuable upon such conversion.

(d) Fractional Shares. No fractional shares of Common Stock shall be issued upon the conversion of any shares of the Preferred Stock. In lieu of any fractional shares to which the holder would otherwise be entitled, the Corporation shall pay cash equal to such fraction multiplied by the fair market value of a share of Common Stock, as determined in good faith by the Board of Directors. Whether or not fractional shares would be issuable upon such conversion shall be determined on the basis of the total number of shares of Preferred Stock the holder is at the time converting into Common Stock and the number of shares of Common Stock issuable upon such conversion.

(e) Effect of Conversion. All shares of Preferred Stock surrendered for conversion in accordance with this Section 4 shall no longer be deemed to be outstanding and all rights with respect thereto immediately shall cease and terminate at the time of such conversion, except only for the right of the holders thereof to receive (i) shares of Common Stock in exchange therefor, (ii) payment in lieu of any fraction of a share otherwise issuable upon such conversion as provided in Section 4(d), and (iii) if applicable, payment of any declared but unpaid dividends on such shares of Preferred Stock converted. Upon the conversion of Preferred Stock pursuant this Section 4, all unpaid Accruing Dividends on the Preferred Stock so converted, whether or not declared, since the date of issuance to and including the date of conversion, shall be waived and forgiven and thereafter there shall be no further accrual of cumulative dividends on the shares of Preferred Stock so converted. Any shares of Preferred Stock so converted shall be retired and canceled and may not be reissued as shares of such series, and the Corporation may thereafter take such appropriate action (without the need for stockholder action) as may be necessary to reduce the authorized number of shares of Preferred Stock accordingly.

(f) Reservation of Stock. The Corporation shall at all times reserve and keep available out of its authorized but unissued shares of Common Stock, solely for the purpose of effecting the conversion of the shares of the Preferred Stock, such number of its shares of Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding shares of Preferred Stock. If at any time the number of authorized but unissued shares of Common Stock shall not be sufficient for such purposes, in addition to such other remedies as shall be available to the holder of such Preferred Stock, the Corporation will take such corporate action as may, in the opinion of its counsel, be necessary to increase its authorized but unissued shares of Common Stock to such number of shares as shall be sufficient for such purposes, including, without limitation, engaging in best efforts to obtain the requisite stockholder approval of any necessary amendment to this Certificate of Incorporation.

(g) Taxes. The Corporation shall pay any and all issue and other similar taxes that may be payable in respect of any issuance or delivery of shares of Common Stock upon conversion of shares of Preferred Stock pursuant to this Section 4. The Corporation shall not, however, be required to pay any tax which may be payable in respect of any transfer involved in the issuance and delivery of shares of Common Stock in a name other than that in which the shares of Preferred Stock so converted were registered, and no such issuance or delivery shall be made unless and until the person or entity requesting such issuance has paid to the Corporation the amount of any such tax or has established, to the satisfaction of the Corporation, that such tax has been paid.

(h) Termination of Conversion Right. In the event of a notice of redemption of any shares of Preferred Stock, the Conversion Rights of the shares designated for redemption shall terminate at the close of business on the last full day preceding the date fixed for redemption, unless the applicable Redemption Price is not fully paid on such Redemption Date, in which case the Conversion Rights for such shares shall continue until such price is paid in full. In the event of a Liquidation Event, the Conversion Rights shall terminate at the close of business on the last full day preceding the date fixed for the payment of any such amounts distributable on such event to the holders of Preferred Stock.

(i) Special Mandatory Conversion.

(i) In the event that any holder (a “Non-Participating Holder”) of shares of Series B Preferred Stock does not purchase at or prior to a Mandatory Closing (as defined below) all of the shares of Series B Preferred Stock required to be purchased by such Non-Participating Holder at such Mandatory Closing, on the terms provided in and to the extent required by that certain Series B Preferred Stock Purchase Agreement dated on or about the original issue date of the first share of Series B Preferred Stock by and among the Corporation and the original purchasers of shares of the Series B Preferred Stock (the “Stock Purchase Agreement”), then each share of Series B Preferred Stock and Series A Preferred Stock held by such Non-Participating Holder shall automatically, and without any further action on the part of such Non-Participating Holder, be converted into shares of Common Stock at the rate of one (1) share of Common Stock for every ten (10) shares of Series B Preferred Stock and Series A Preferred Stock, effective upon, subject to, and concurrently with, the consummation of such Mandatory Closing. For purposes of determining whether a holder has purchased all of the shares of Series B Preferred Stock required to be purchased by such holder at such Mandatory Closing, the number of shares of Series B Preferred Stock purchased by such holder shall be aggregated with all of the shares of Series B Preferred Stock purchased at such Mandatory Closing by Affiliates (as defined below) of such holder (provided that no purchases shall be attributed to more than one entity or person within any such group of affiliated entities or persons). Upon such conversion (a “Special Mandatory Conversion”), any shares of Series B Preferred Stock so converted shall be canceled and not subject to reissuance.

(ii) Upon a Special Mandatory Conversion, each Non-Participating Holder whose shares of Series B Preferred Stock or Series A Preferred Stock are converted pursuant to Section 4(i)(i) shall surrender such Non-Participating Holder’s certificate or certificates for all such shares (or, if any such certificate has been lost, stolen or destroyed, a lost affidavit with respect thereto) duly endorsed to the Corporation at the place designated in such notice. If so required by the Corporation, certificates surrendered for conversion shall be endorsed or accompanied by written instrument or instruments of transfer, in form satisfactory to the Corporation, duly executed by the Non-Participating Holder or by such Non-Participating Holder’s attorney duly authorized in writing. The Corporation shall, as soon as practicable following the occurrence of the Special Mandatory Conversion and its receipt of the certificates (or lost certificate affidavits) representing the shares of Series B Preferred Stock or Series A Preferred Stock converted in connection therewith (A) issue and deliver to each Non-Participating Holder, or to the nominee or nominees of such Non-Participating Holder, a certificate or certificates for the number of shares of Common Stock to which such Non-Participating Holder is entitled pursuant to this Section 4(i) and (B) pay to such Non-Participating Holder in cash such amount as provided in Section 4(d) in lieu of any fraction of a share of Common Stock otherwise issuable upon such conversion. All rights with respect to the Series B Preferred Stock or Series A Preferred Stock converted pursuant to this Section 4(i), including the rights, if any, to receive notices and vote (other than as a holder of Common Stock), will terminate, except only the rights of any Non-Participating Holder, upon surrender of such Non-Participating Holder’s certificate or certificates therefor, to receive certificates for the number of shares of Common Stock into which such Series B Preferred Stock or Series A Preferred Stock has been converted, and payment of any declared but unpaid dividends thereon. Upon a Special Mandatory Conversion, all accrued and unpaid dividends on the Preferred Stock converted, whether or not declared, since the date of issuance to and including the date of conversion, shall be waived and forgiven and thereafter there shall be no further accrual of cumulative dividends on the Preferred Stock so converted.

(iii) All certificates evidencing shares of Series B Preferred Stock or Series A Preferred Stock which are required to be surrendered for conversion in accordance with the provisions hereof shall, from and after the time of the Special Mandatory Conversion, be deemed to have been retired and canceled, and the shares of Series B Preferred Stock or Series A Preferred Stock converted pursuant to Section 4(i) represented thereby shall, from and after the time of the Special Mandatory Conversion, be deemed to have been converted into Common Stock for all purposes, notwithstanding the failure of the Non-Participating Holder to surrender such certificates on or prior to such date. The Corporation may thereafter take such appropriate action (without the need for stockholder action) as may be necessary to reduce the authorized number of shares of Series B Preferred Stock or Series A Preferred Stock, as applicable; accordingly.

(iv) For purposes of this Section 4(i), the following definitions shall apply:

(A) “Affiliate” shall mean, with respect to any holder of shares of Series A Preferred Stock, any person, entity or firm which, directly or indirectly, controls, is controlled by or is under common control with such holder, including, without limitation, any entity of which the holder is a partner or member, any partner, officer, director, member or employee of such holder and any venture capital fund now or hereafter existing of which the holder is a partner or member or which is controlled by or under common control with one or more general partners of such holder or shares the same management company with such holder.

(B) “Mandatory Closing” shall mean the Second Closing, as defined in the Stock Purchase Agreement.

5. Anti-Dilution Protection.

(a) Corporate Transactions.

(i) Dividends, Subdivisions and Combination. If the Corporation, at any time and from time to time, takes a record of the holders of its Common Stock for the purpose of entitling them to receive, or otherwise declares or distributes, a dividend payable in, or other distribution of, additional shares of Common Stock or splits or subdivides its outstanding shares of Common Stock into a greater number of shares of Common Stock, then the applicable Conversion Price in effect immediately prior to such transaction shall be decreased proportionately. Conversely, if the Corporation, at any time and from time to time, combines its outstanding shares of Common Stock into a smaller number of shares of Common Stock, then the applicable Conversion Price in effect immediately prior to such transaction shall be increased proportionately.

(ii) Reorganization, Reclassification, Merger, Consolidation, or Disposition of Assets. Subject to the Corporation’s compliance with Section 2, if the Corporation reorganizes its capital, reclassifies its capital stock, merges or consolidates with or into another entity (where the Corporation is not the surviving entity or where there is any change whatsoever in, or distribution with respect to, the outstanding Common Stock), or sells, transfers or otherwise disposes of all or substantially all of the assets of the Corporation and its subsidiaries, on a consolidated basis, to another entity and, pursuant to the terms of such reorganization, reclassification, merger, consolidation, or disposition of assets, cash, securities or property are to be received by or distributed to the holders of Common Stock who are holders immediately prior to such transaction, then a holder of Preferred Stock shall have the right thereafter to receive, upon the conversion of such Preferred Stock, the cash, securities or property receivable by a holder of the number of shares of Common Stock into which such Preferred Stock is convertible immediately prior to such event. The Corporation shall not effect any such transaction unless prior to or simultaneously with the consummation thereof, the Corporation or such other entity, as the case may be, shall provide in its organizational documents that the holders of Preferred Stock shall be converted into such cash, securities or property as, in accordance with the foregoing provisions, such holders are entitled to receive. The foregoing provisions of this Section shall similarly apply to successive reorganizations, reclassifications, mergers, consolidations or dispositions of assets.

(b) Dilutive Issuances.

(i) Issuances at Prices Below the Applicable Conversion Price. If the Corporation shall issue, at any time on or after the date hereof and until the date of the consummation of a Qualified Public Offering, any Common Stock or securities (including equity and debt securities) convertible into, or exchangeable or exercisable for, shares of Common Stock (a “Common Stock Equivalent”) without consideration or for a consideration per share (or exercise, conversion or exchange price per share) less than the applicable Conversion Price in effect for any series of Preferred Stock immediately prior to such issuance, the Conversion Price for such series of Preferred Stock in effect immediately prior to each such issuance shall be reduced to a price determined by multiplying such Conversion Price by a fraction:

(A) The numerator of which is (I) the number of outstanding shares of Common Stock immediately prior to such issuance, assuming the exercise, conversion or exchange of all outstanding Common Stock Equivalents (including the Preferred Stock) into Common Stock (the “Outstanding Common Stock”), plus (II) the number of shares of Common Stole that the aggregate consideration received by the Corporation for such issuance k, would purchase at such Conversion Price in effect immediately prior to such issuance; and

(B) The denominator of which is (I) the number of shares of Outstanding Common Stock immediately prior to such issuance, plus (II) the number of shares of Common Stock issued in such issuance, plus (III) with respect to any Common Stock Equivalents issued in such issuance, the number of shares of Common Stock into or for which such Common Stock Equivalents may be converted, exchanged or exercised.

(ii) Adjustments for Common Stock Equivalents.

(A) For purposes of this Section with respect to any issuance of Common Stock Equivalents, the Corporation shall be deemed to have issued at that time a number of shares of Common Stock equal to the maximum number of shares of Common Stock that are or shall become issuable upon the exercise of the purchase, conversion or exchange rights associated therewith, for consideration per share equal to (I) the sum of the aggregate consideration per share received by the Corporation in connection with the issuance of such Common Stock Equivalents, as such consideration may be decreased for any amendment or adjustment, plus (II) the minimum amount of consideration per share receivable by the Corporation in connection with the exercise of such Common Stock Equivalents, as such consideration may be decreased for any amendment or adjustment. To the extent any outstanding Common Stock Equivalents are amended or adjusted to increase the maximum number of shares of Common Stock that are or shall become issuable upon the exercise of the purchase, conversion or exchange rights associated therewith, such additional shares of Common Stock shall be deemed to have been issued at the time of such amendment or adjustment.

(B) If, at any time after any such adjustment of the Conversion Price shall have been made pursuant to Section 5(b)(i), there is a change in the consideration received or to be received by the Corporation in connection with the issuance or exercise of such Common Stock Equivalents, or a change in the conversion ratio applicable to such Common Stock Equivalents so that a different number of shares of Common Stock shall be issuable upon the conversion or exchange thereof (other than in connection with automatic anti-dilution adjustments to which such Common Stock Equivalents may be subject), the Conversion Price then in effect shall be readjusted to the Conversion Price that would have been in effect had such changes taken place at the time that such Common Stock Equivalents were initially issued, granted or sold. No readjustment of any Conversion Price pursuant to this paragraph (B) shall (i) increase such Conversion Price by an amount in excess of the adjustment originally made to such Conversion Price in respect of the issue, sale or grant of the applicable Common Stock Equivalents, or (ii) require any adjustment to the amount paid or number of shares of Common Stock received by any holder of the Preferred Stock upon any conversion of any share of Preferred Stock prior to the date upon which the readjustment to such Conversion Price shall occur.

(C) Upon the expiration or termination of any option or any rights of conversion or exchange under such Common Stock Equivalents which shall not have been exercised, the Conversion Price of the Preferred Stock computed upon the original issue thereof (or upon the occurrence of a record date with respect thereto), and any subsequent adjustments based thereon, shall, upon such expiration, be recomputed as if, in the case of Common Stock Equivalents, the only shares of Common Stock deemed issued were the shares of Common Stock, if any, actually issued upon the exercise of or the conversion or exchange of such Common Stock Equivalents and the consideration received therefor was the consideration actually received by the Corporation for the issue of all such Common Stock Equivalents.

(D) To the extent that an adjustment to any Conversion Price is made pursuant to this Section upon the issuance of Common Stock Equivalents, no further adjustment shall be made pursuant to this Section upon the issuance of Common Stock upon exercise or conversion of such Common Stock Equivalents.

(iii) Excluded Issuances. No adjustment to any Conversion Price shall be made pursuant to this Section 5(b) with respect to or upon the issuance of (collectively, the “Exempted Securities”):

(A) Common Stock or Common Stock Equivalents issued for which an adjustment has been made pursuant to Section 5(a)(i);

(B) up to 8,051,925 shares of Common Stock (or Common Stock Equivalents convertible, exercisable or exchangeable for such shares of Common Stock) under the Corporation’s 2011 Equity Incentive Plan, as adjusted for any stock splits, stock dividends or distributions, recapitalizations or similar events affecting the Common Stock (the “Employee Securities”);

(C) Common Stock issued upon the conversion, exercise or exchange of Common Stock Equivalents for which an adjustment already has been made under Section 5(b)(i);

(D) Common Stock issued on the conversion of the Preferred Stock;

(E) Series B Preferred Stock issued under the Stock Purchase Agreement;

(F) up to 65,934 shares of Series 1 Preferred stock issuable upon exercise of warrants outstanding as of the date hereof;

(G) shares or warrants not to exceed two percent (2%) of the total number of outstanding shares of the Corporation’s Common Stock at the time of issuance, determined on a fully diluted, as-converted basis, issued to strategic partners of the Corporation or financial institutions pursuant to equipment financing or commercial lending arrangements, in each case as approved by the Board of Directors, including at least three of the Preferred Directors (as defined in that certain Second Amended and Restated Stockholders Agreement dated on or about the original issue date of the first share of Series B Preferred Stock by and among the Corporation and the Stockholders listed thereon (the “Stockholders Agreement”)); and

(H) shares issued by the Corporation in connection with the acquisition of another company by merger, stock purchase, or purchase of all or substantially all of the assets of such other company pursuant to a plan or written agreement approved by the Board of Directors, including the approval of at least three of the Preferred Directors (as defined in the Stockholders Agreement).

(iv) Waiver of Conversion Price Adjustment. No adjustment in the Series B Conversion Price pursuant to this Section shall be made in connection with any issuance of Common Stock or Common Stock Equivalents if the Corporation receives written notice from the holders of at least sixty percent (60%) of the then outstanding shares of Series B Preferred Stock agreeing that no such adjustment shall be required. No adjustment in the Series A Conversion Price pursuant to this Section shall be made in connection with any issuance of Common Stock or Common Stock Equivalents if the Corporation receives written notice from the holders of at least sixty-five percent (65%) of the then outstanding shares of Series A Preferred Stock agreeing that no such adjustment shall be required. No adjustment in the Series 1 Conversion Price pursuant to this Section shall be made in connection with any issuance of Common Stock or Common Stock Equivalents if the Corporation receives written notice from the holders of a majority of the then outstanding shares of Series 1 Preferred Stock agreeing that no such adjustment shall be required.

(c) Determination of Adjustments.

(i) Process. Upon any event that shall require an adjustment pursuant to this Section 5, the Corporation shall promptly (A) calculate such adjustment in accordance with the terms hereof, (B) prepare a certificate setting forth, in reasonable detail, such adjustment, the method of calculation thereof and the facts upon which such adjustment is based, and (C) deliver a copy of each such certificate to the holders of each series of Preferred Stock so affected. If the holders of a majority of the then outstanding shares of Series 1 Preferred Stock, the holders of at least sixty-five percent (65%) of the then outstanding shares of Series A Preferred Stock, or the holders of at least sixty percent (60%) of the then outstanding shares of Series B Preferred Stock, as applicable, object to the computation of such adjustment prepared by the Corporation within 30 days after receipt thereof, the Corporation shall promptly appoint an independent investment banking firm of regional or national standing or firm of independent certified public accountants of nationally recognized standing, reasonably acceptable to such holders, who shall calculate such adjustment, at the Corporation’s expense, and deliver a copy of such computation to the Corporation and the holders of such series of Preferred Stock. The Corporation shall keep at its principal office copies of all such certificates and cause the same to be available for inspection at such office during normal’ business hours by the holders of Preferred Stock.

(ii) Measure of Consideration. For purposes of this Section 5, the consideration received or receivable by the Corporation in connection with the issuance, sale, grant or exercise of Common Stock or Common Stock Equivalents, irrespective of the accounting treatment of such consideration, shall be valued as follows: (A) in the case of cash, the amount received by the Corporation for such issuance, sale, grant or exercise; (B) in the case of securities or other property, the fair market value thereof as of the date immediately preceding such issuance, sale, grant or exercise as determined in good faith by the Board of Directors; (C) if Common Stock is issued or sold together with other securities or other assets of the Corporation for a consideration that covers both, the consideration received (calculated as provided in clauses (A) and (B) above) shall be allocable to such shares of Common Stock as determined in good faith by the Board of Directors; (D) if Common Stock Equivalents are issued or sold together with other securities or other assets of the Corporation, together constituting one integral transaction in which no specific consideration is allocated to the Common Stock Equivalents, the consideration allocable to such Common Stock Equivalents shall be determined in good faith by the Board of Directors; and (E) if Common Stock or Common Stock Equivalents are issued or granted in connection with any merger or combination in which the Corporation is the surviving entity, the amount of consideration therefor shall be deemed to be the fair value of such portion of the assets and business of the non-surviving entity attributable to such Common Stock or Common Stock Equivalents, as determined in good faith by the Board of Directors.

(iii) When Adjustments to be Made. The adjustments required by this Section 5 shall be made whenever and as often as any specified event requiring such an adjustment shall occur and shall be effective (A) in the case of any dividend or distribution of Common Stock to the holders thereof, immediately after the close of business on the record date for the determination of holders of Common Stock entitled to receive such dividend or distribution, and (B) in the case of any other specified event, at the close of business on the date of such specified event.

6. Voting Rights.

(a) General. The holder of each share of Preferred Stock shall have the right to one vote for each share of Common Stock into which such share of Preferred Stock could be converted pursuant to Section 4 on the record date for determining the stockholders entitled to vote on the relevant matter, or if no such record date is set, on the date such vote is taken or any written consent of stockholders is solicited. With respect to such votes, such holder shall have full voting rights and powers equal to the voting rights and powers of the holders of Common Stock, and shall be entitled, notwithstanding any provision hereof, to notice of any stockholders’ meeting in accordance with the Bylaws of the Corporation, and shall be entitled to vote, together with holders of Common Stock, with respect to any question upon which holders of Common Stock have the right to vote. Fractional votes shall not, however, be permitted and any fractional voting rights available on an as-converted basis (after aggregating all shares into which shares of Preferred Stock held by each holder could be converted) shall be rounded to the nearest whole number (with one-half being rounded upward).

(b) Election of Directors. The holders of record of a majority of the then-outstanding shares of Series B Preferred Stock, exclusively and. as a separate class, shall be entitled to elect two directors of the Corporation (the “Series B Directors”) and the holders of record of a majority of the then-outstanding shares of Series A Preferred Stock, exclusively and as a separate class, shall be entitled to elect two directors of the Corporation (the “Series A Directors”). Any director elected as provided in the preceding sentence may be removed without cause by, and only by, the affirmative vote of the holders of the shares of the class or series of capital stock entitled to elect such director or directors, given either at a special meeting of such stockholders duly called for that purpose or pursuant to a written consent of stockholders. If the holders of shares of Series B Preferred Stock or Series A Preferred Stock , as the case may be, fail to elect a sufficient number of directors to fill all directorships for which they are entitled to elect directors, voting exclusively and as a separate class, pursuant to the first sentence of this subsection, then any directorship not so filled shall remain vacant until such time as the holders of the Series B Preferred Stock or Series A Preferred Stock, as the case may be, elect a person to fill such directorship by vote or written consent in lieu of a meeting; and no such directorship may be filled by stockholders of the Corporation other than by the stockholders of the Corporation that are entitled to elect a person to fill such directorship, voting exclusively and as a separate class. The holders of record of the shares of Common Stock and of any other class or series of voting stock (including the Preferred Stock), exclusively and voting together as a single class, shall be entitled to elect the balance of the total number of directors of the Corporation. At any meeting held for the purpose of electing a director, the presence in person or by proxy of the holders of a majority of the outstanding shares of the class or series entitled to elect such director shall constitute a quorum for the purpose of electing such director. Except as otherwise provided in this subsection, a vacancy in any directorship filled by the holders of any class or series shall be filled only by vote or written consent in lieu of a meeting of the holders of such class or series or by any remaining director or directors elected by the holders of such class or series pursuant to this subsection. The rights of the holders of the Series A Preferred Stock under the first sentence of this subsection shall terminate on the first date following the date hereof on which there are issued and outstanding less than 2,000,000 shares of Series A Preferred Stock (subject to appropriate adjustment in the event of any stock dividend, stock split, combination, or other similar recapitalization with respect to the Series A Preferred Stock). The rights of the holders of the Series B Preferred Stock under the first sentence of this subsection shall terminate on the first date following the date hereof on which there are issued and outstanding less than 3,000,000 shares of Series B Preferred Stock (subject to appropriate adjustment in the event of any stock dividend, stock split, combination, or other similar recapitalization with respect to the Series B Preferred Stock).

7. Protective Provisions.

(a) Preferred Stock Protective Provisions. For so long as at least 5,000,000 shares of Preferred Stock remain outstanding (subject to appropriate adjustment hi.’ event of any stock dividend, stock split, combination or other similar recapitalization with respect to the Preferred Stock), the Corporation shall not, either directly or indirectly by amendment, merger, consolidation or otherwise, and shall not permit any of its subsidiaries to, do any of the following without (in addition to any other vote required by law or the Certificate of Incorporation) the written consent or affirmative vote of the holders of (i) a majority of the then outstanding Preferred Stock (voting as a single class and on an as-converted basis) and (ii) at least sixty percent (60%) of the then outstanding shares of Series B Preferred Stock:

(i) create any new class or series of shares having rights, preferences or privileges senior to or on a parity with the Preferred Stock;

(ii) reclassify or modify (by any means) any new or existing class or series of shares in any manner that provides such class or series of shares with any additional rights, preferences or privileges relative to the any series of Preferred Stock;

(iii) alter or change the rights, preferences or privileges of the V?:

(iv) increase or decrease the authorized number of shares of the Corporation’s capital stock or any class or series of the Corporation’s capital stock;

(v) amend or waive any provision of the Corporation’s Certificate of Incorporation or Bylaws;

(vi) adopt or amend any provision of the Corporation’s 2011 Equity Incentive Plan or adopt or amend any other stock option or equity incentive plan;

(vii) issue any stock options, other than options or other convertible securities issued pursuant to the Corporation’s 2011 Equity Incentive Plan;

(viii) increase or decrease the authorized number of directors constituting the Board of Directors;

(ix) effect any Liquidation Event;

(x) make any change to the fundamental business of the Corporation;

(xi) consummate or commit to the consummation of a Qualified Transaction or otherwise sell, transfer, lease, pledge, license or otherwise transfer or dispose of, in a single transaction or series of related transactions, any material asset(s) of the Corporation, whether tangible or intangible, exceeding a value of $250,0000;

(xii) convert the Corporation into another form of business entity or into a corporation organized under a jurisdiction other than Delaware;

(xiii) create, or hold capital stock in, any subsidiary or affiliate: the Corporation;

(xiv) enter into any related party transactions;

(xv) create, incur, guarantee or assume any indebtedness for borrowed money (which shall include for purposes hereof capitalized lease obligations and guarantees or other contingent obligations for indebtedness for borrowed money) if the aggregate of such indebtedness would exceed $500,000;

(xvi) other than as provided for in the annual budget, enter into any transaction involving an obligation or commitment that exceeds $250,000; or

(xvii) purchase or redeem or pay or declare any dividend or make any distribution on, any shares of capital stock of the Corporation other than (i) redemptions of or dividends or distributions on the Preferred Stock, and (ii) repurchases of Employee Securities from former employees, officers, directors, consultants or other persons who performed services for the Corporation or any subsidiary.

8. Notices. All notices, consents, waivers and other communications required to be given to any holder of Preferred Stock hereunder shall be in writing and shall be either delivered by hand, or mailed by registered or certified mail or by a nationally recognized overnight delivery service, postage prepaid, to a party at its address set forth in the Corporation’s books and records. Each such notice or other communication shall be deemed to have been duly given and to be effective (a) if delivered by hand, immediately upon delivery if delivered on a business day during normal business hours and, if otherwise, on the next business day, (b) if mailed, on the fourth business day following deposit in the United States mail addressed as set forth above, or (c) if sent by a nationally recognized overnight delivery service, on the day of delivery by such service or, if not a business day, on the first business day after delivery. Notices and other communications that are not required hereunder may be transmitted by any means, including e-mail.

C. Common Stock. The Common Stock shall have the following rights, preferences, powers, privileges and restrictions, qualifications and limitations. Unless otherwise indicated herein, references to “Sections” or “Subsections” in this Part C of this Article IV shall refer only to sections and subsections of this Part C of this Article IV.

1. Dividends. Dividends may be declared and paid on the Common Stock from funds lawfully available therefor as and when determined by the Board of Directors and subject to any preferential dividend rights of any then outstanding Preferred Stock.

2. Liquidation Rights. Upon the liquidation, dissolution or winding up of the Corporation, the assets of the Corporation shall be distributed as provided in Section 2 of Part B of Article IV.

3. Voting. The holder of each share of Common Stock shall have the right to one vote for each such share, and shall be entitled to notice of any stockholders’ meeting in accordance with the Bylaws of the Corporation, and shall be entitled to vote upon such matters and in such manner as may be provided by law. Fractional votes shall not, however, be permitted and any fractional voting rights available on an as-converted basis (after aggregating all shares into which shares of Preferred Stock held by each holder could be converted) shall be rounded to the nearest whole number (with one-half being rounded upward). The number of authorized shares of Common Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by (in addition to any vote of the holders of one or more series of Preferred Stock that may be required by the terms of the Certificate of Incorporation) the affirmative vote of the holders of shares of capital stock of the Corporation representing a majority of the votes represented by all outstanding shares of capital stock of the Corporation entitled to vote, irrespective of the provisions of Section 242(b)(2) of the General Corporation Law.

ARTICLE V

Except as otherwise provided in this Certificate of Incorporation, in furtherance and not in limitation of the powers conferred by statute, the Board of Directors is expressly authorized to make, repeal, alter, amend and rescind any or all of the Bylaws of the Corporation.

ARTICLE VI

Subject to any additional vote required by this Certificate of Incorporation or the Stockholders’ Agreement, the number of directors of the Corporation shall be determined in the manner set forth in the Bylaws of the Corporation.

ARTICLE VII

Elections of directors need not be by written ballot unless the Bylaws of the Corporation shall so provide.

ARTICLE VIII

Meetings of stockholders may be held within or without the State of Delaware, as the Bylaws of the Corporation may provide. The books of the Corporation may be kept (subject to any provision of the General Corporation Law) outside the State of Delaware at such place or places as may be designated from time to time by the Board of Directors or in the Bylaws of the Corporation.

ARTICLE IX

A. Director Liability. To the fullest extent permitted by law, a director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director or otherwise. If the General Corporation Law is amended after the effective date of this Fourth Amended and Restated Certificate of Incorporation to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the General Corporation Law,

B. Indemnification. The Corporation shall indemnify and hold harmless, to the fullest extent permitted by applicable law, any person (an “Indemnified Person”) who was or is made or is threatened to be made a party or is otherwise involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative (a “Proceeding”), by reason of the fact that such person, or a person for whom such person is the legal representative, is or was a director, board observer or officer of the Corporation or, while a director, board observer or officer of the Corporation, is or was serving at the request of the Corporation as a director, board observer, officer, employee or agent of another Corporation or of a partnership, joint venture, limited liability company, trust, enterprise or nonprofit entity, including service with respect to employee benefit plans, against all liability and loss suffered and expenses (including attorneys’ fees) reasonably incurred by such Indemnified Person in such Proceeding. Such right shall include the right to be paid by the Corporation expenses incurred in defending any such proceeding in advance of its final disposition to the maximum extent permitted under the General Corporation Law.

C. Amendments. No amendment, repeal or modification of this Article IX, or adoption of any provision of the Corporation’s Certificate of Incorporation inconsistent with this Article IX, shall eliminate or reduce the effect of this Article IX, in respect of any matter occurring, or any action or proceeding accruing or arising or that, but for this Article IX, would accrue or arise, prior to such amendment, repeal or adoption of an inconsistent provision.

D. Corporate Opportunities. The Corporation renounces any interest or expectancy of the Corporation in, or in being offered an opportunity to participate in, any Excluded Opportunity. An “Excluded Opportunity” is any matter, transaction or interest that is presented to, or acquired, created or developed by, or which otherwise comes into the possession of (i) any director of the Corporation who is not an employee of the Corporation or any of its subsidiaries, or (ii) any holder of Preferred Stock or any partner, member, director, stockholder, employee or agent of any such holder, other than someone who is an employee of the Corporation or any of its subsidiaries (collectively, “Covered Persons”), unless such matter, transaction or interest is presented to, or acquired, created or developed by, or otherwise comes into the possession of, a Covered Person expressly and solely in such Covered Person’s capacity as a director of the Corporation.

ARTICLE X

Subject to Section 7 of Part B of Article IV, the Corporation reserves the right to amend, alter, change or repeal any provision contained in this Certificate of Incorporation, in the manner now or hereafter prescribed by statute, and all rights conferred upon stockholders herein are granted subject to this reservation; provided, however, that any provision of this Certificate of Incorporation that requires approval by at least a certain percentage of a class or a series may only be amended, altered, changed or repealed with the approval of at least such percentage of such class or series in addition to any other requirements required by law or this Certificate of Incorporation.

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1. That the foregoing amendment and restatement was approved by the holders of the requisite number of shares of this corporation in accordance with Section 228 of the General Corporation Law.

2. That this Fourth Amended and Restated Certificate of incorporation, which restates and integrates and further amends the provisions of this corporation’s Existing Certificate, has been duly adopted in accordance with Sections 242 and 245 of the General Corporation Law.

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IN WITNESS WHEREOF, this Fourth Amended and Restated Certificate of Incorporation has been executed by a duly authorized officer of the Corporation on this 3rd day of February, 2015.

G1 THERAPEUTICS, INC.

By:	/s/ Mark Velleca
Name:	Mark Velleca
Title:	Chief Executive Officer